UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 4, 2008
FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 798-4700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 28, 2008, Frederick’s of Hollywood Group Inc. (the “Company”) entered into an Amended and Restated Financing Agreement by and among the Company and certain of its Subsidiaries, as Borrowers, the financial institutions from time to time party thereto and Wells Fargo Retail Finance II, LLC, as the Arranger and Agent (“Financing Agreement”). The Financing Agreement provides for a credit facility for a maximum amount of $50 million comprised of a $25 million line of credit and up to an additional $25 million commitment in multiples of $5 million at the Company’s option so long as the Borrowers are in compliance with the terms of the Financing Agreement. A copy of the Financing Agreement was previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2008 and is incorporated herein by reference.
     On November 4, 2008, the Company utilized the accordion feature under the Financing Agreement to increase the current borrowing amount under the facility from $25 million to $30 million. In doing so, the Company’s minimum availability reserve under the facility increased by $375,000 (7.5% of the $5,000,000 increase) to $2,250,000 (7.5% of the $30,000,000) and the Company incurred certain customary fees, including a one time closing fee of $12,500. All other material terms under the Financing Agreement remain unchanged.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.
     (c) Exhibits:
None.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2008	FREDERICK’S OF HOLLYWOOD GROUP INC.
	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer (Principal Financial and Accounting Officer)